Exhibit 4.1

SECOND AMENDED AND RESTATED
INFORM WORLDWIDE HOLDINGS, INC.
2004 EMPLOYEE STOCK INCENTIVE PLAN

1.    General Provisions.

1.1    Purpose. This Second Amended and Restated 2004 Inform Worldwide Holdings, Inc. Employee Stock Incentive Plan (the "Plan") is intended to allow designated officers and employees (including so-called "leased employees") (all of whom are sometimes collectively referred to herein as the "Employees," or individually as the "Employee") of Inform Worldwide Holdings, Inc., a Colorado corporation (the "Company") and its Subsidiaries (as that term is defined below) which they may have from time to time (the Company and such Subsidiaries are referred to herein as the "Company") to receive certain options (the "Stock Options") to purchase common stock of the Company, no par value (the "Common Stock"), and to receive grants of the Common Stock subject to certain restrictions (the "Awards"). As used in this Plan, the term "Subsidiary" shall mean each corporation which is a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of this Plan is to provide the Employees with equity-based compensation incentives who make significant and extraordinary contributions to the long-term growth and performance of the Company, and to attract and retain the Employees.

1.2    Administration.

   1.2.1    The Plan shall be administered by the Compensation Committee (the "Committee") of, or appointed by, the Board of Directors of the Company (the "Board"). The Committee shall select one of its members as Chairman and shall act by vote of a majority of a quorum, or by unanimous written consent. A majority of its members shall constitute a quorum. The Committee shall be governed by the provisions of the Company’s Bylaws and of Colorado law applicable to the Board, except as otherwise provided herein or determined by the Board.
   1.2.2    The Committee shall have full and complete authority, in its discretion, but subject to the express provisions of this Plan, (a) to approve the Employees nominated by the management of the Company to be granted Awards or Stock Options; (b) to determine the number of Awards or Stock Options to be granted to an Employee; (c) to determine the time or times at which Awards or Stock Options shall be granted; to establish the terms and conditions upon which Awards or Stock Options may be exercised; (d) to remove or adjust any restrictions and conditions upon Awards or Stock Options; (e) to specify, at the time of grant, provisions relating to exercisability of Stock Options and to accelerate or otherwise modify the exercisability of any Stock Options; and (f) to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of this Plan. All interpretations and constructions of this Plan by the Committee, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

   1.2.3    The Company hereby agrees to indemnify and hold harmless each Committee member and each Employee, and the estate and heirs of such Committee member or Employee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member or Employee, his estate or heirs may suffer as a result of his responsibilities, obligations or duties in connection with this Plan, to the extent that insurance, if any, does not cover the payment of such items. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award or Stock Option granted pursuant to this Plan.

1.3    Eligibility and Participation. The Employees eligible under this Plan shall be approved by the Committee from those Employees who, in the opinion of the management of the Company, are in positions which enable them to make significant contributions to the long-term performance and growth of the Company. In selecting the Employees to whom Award or Stock Options may be granted, consideration shall be given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors.

1.4    Shares Available. The maximum number of shares of the Common Stock that may be initially issued pursuant to this Plan is One Hundred Fifty Three Million (153,000,000), subject to adjustment pursuant to the provisions of Section 4.1. Concurrently with the Board’s adoption of this Plan, the Board has adopted the Second Amended and Restated Inform Worldwide Holdings, Inc. 2004 Non-Employee Directors and Consultants Retainer Stock Plan ("Non-Employee Plan"). The maximum number of shares of the Common Stock that may be initially issued pursuant to the Non-Employee Plan is Eighty Million (80,000,000). The aggregate number of shares of Common Stock that may be issued pursuant to the Plan and Non-Employee Plan is Two Hundred Thirty Three Million (233,000,000). In the event that the maximum number of available Shares under the Plan have been issued, the Shares available under Non-Employee Plan shall be available for issuance under this Plan.

If shares of the Common Stock awarded or issued under this Plan are reacquired by the Company due to a forfeiture or for any other reason, such shares shall be cancelled and thereafter shall again be available for purposes of this Plan. If a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of the Common Stock not purchased thereunder shall again be available for purposes of this Plan. Shares of the Common Stock issueable under this Plan and the Non-Employee Plan be taken from treasury shares of the Company or purchased on the open market.

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2.    Provisions Relating to Stock Options.

2.1    Grants of Stock Options. The Committee may grant Stock Options in such amounts, at such times, and to the Employees nominated by the management of the Company as the Committee, in its discretion, may determine. Stock Options granted under this Plan may constitute "incentive stock options" within the meaning of Section 422 of the Code, if so designated by the Committee on the date of grant and if the requirements of Section 422 of the Code have been met. The Committee may also grant Stock Options which do not constitute incentive stock options, and any such Stock Options shall be designated non-statutory stock options by the Committee on the date of grant. The aggregate Fair Market Value (determined as of the time an incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any Employee during any one calendar year (under all plans of the Company and any parent or subsidiary of the Company) may not exceed the maximum amount permitted under Section 422 of the Code (currently, $100,000.00). Non-statutory stock options shall not be subject to the limitations relating to incentive stock options contained in the preceding sentence. Each Stock Option shall be evidenced by a written agreement (the "Option Agreement") in a form approved by the Committee, which shall be executed on behalf of the Company and by the Employee to whom the Stock Option is granted, and which shall be subject to the terms and conditions of this Plan. In the discretion of the Committee, Stock Options may include provisions (which need not be uniform), authorized by the Committee, in its discretion, that accelerate an Employee’s rights to exercise Stock Options following a "Change in Control," upon termination of the Employee’s employment by the Company without "Cause" or by the Employee for "Good Reason," as such terms are defined in Section 3.1 hereof. The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of the Common Stock not actually issued to such holder.

2.2    Purchase Price. The purchase price (the "Exercise Price") of shares of the Common Stock subject to each Stock Option (the "Option Shares") shall be determined by the Committee at the time of grant but, in the case of an incentive stock option, shall not be less than 100 percent of the Fair Market Value on the date of the grant of the option, and in the case of any other stock option, shall not be less than 85 percent of the Fair Market Value on the date of the grant of the option. For an Employee holding or who is deemed to be holding (by reason of the attribution rules applicable under Section 424(d) of the Code) greater than 10% of the total voting power of all stock of the Company, the Exercise Price of an incentive stock option shall be at least 110% of the Fair Market Value of the Common Stock on the date of the grant of the option. As used herein, "Fair Market Value" means the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on The Nasdaq Stock Market, or, if not so listed on any other national securities exchange or The Nasdaq Stock Market, then the average of the bid price of the Common Stock during the last five trading days on the OTC Bulletin Board immediately preceding the last trading day prior to the date with respect to which the Fair Market Value is to be determined. If the Common Stock is not then publicly traded, then the Fair Market Value of the Common Stock shall be the book value of the Company per share as determined on the last day of March, June, September, or December in any year closest to the date when the determination is to be made. For the purpose of determining book value hereunder, book value shall be determined by adding as of the applicable date called for herein the capital, surplus, and undivided profits of the Company, and after having deducted any reserves theretofore established; the sum of these items shall be divided by the number of shares of the Common Stock outstanding as of said date, and the quotient thus obtained shall represent the book value of each share of the Common Stock of the Company.

2.3    Option Period. The Stock Option period (the "Term") shall commence on the date of grant of the Stock Option and shall be 10 years or such shorter period as is determined by the Committee. Each Stock Option shall provide that it is exercisable over its term in such periodic installments as the Committee in its sole discretion may determine. Such provisions need not be uniform. Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") exempts persons normally subject to the reporting requirements of Section 16(a) of the Exchange Act (the "Section 16 Reporting Persons") pursuant to a qualified employee stock option plan from the normal requirement of not selling until at least six months and one day from the date the Stock Option is granted.

            2.4    Exercise of Options.

   2.4.1    Each Stock Option may be exercised in whole or in part (but not as to fractional shares) by delivering it for surrender or endorsement to the Company, attention of the Corporate Secretary, at the principal office of the Company, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by Section 2.4.2. Payment may be made (a) in cash, (b) by cashier’s or certified check, (c) by surrender of previously owned shares of the Common Stock valued pursuant to Section 2.2 (if the Committee authorizes payment in stock in its discretion), (d) by withholding from the Option Shares which would otherwise be issuable upon the exercise of the Stock Option that number of Option Shares equal to the exercise price of the Stock Option, if such withholding is authorized by the Committee in its discretion, (e) in the discretion of the Committee, by the delivery to the Company of the optionee’s promissory note secured by the Option Shares, bearing interest at a rate sufficient to prevent the imputation of interest under Sections 483 or 1274 of the Code, and having such other terms and conditions as may be satisfactory to the Committee., or (f) if the Employee and the Company so agree, deliver to the Optionee’s NASD licensed broker-dealer and to the Company an irrevocable notice of exercise of the option, together with irrevocable instructions from the Optionee to the Company to deliver the Option Shares to the broker-dealer. Upon receipt of such notice, the Company shall immediately deliver to the Employee’s broker-dealer the share certificate(s) representing the Option Shares so purchased, and upon receipt of such certificate(s), the broker shall sell the Option Shares and remit the purchase price for all Option Shares then being purchased, and any withholding taxes to the Corporation.

   Subject to the provisions of this Section 2.4 and Section 2.5, the Employee shall have the right to exercise the Employee’s Stock Options at the rate of at least twenty percent (20%) per year over five (5) years from the date the stock option is granted.

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   2.4.2    Exercise of each Stock Option is conditioned upon the agreement of the Employee to the terms and conditions of this Plan and of such Stock Option as evidenced by the Employee’s execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Committee in its discretion. Such Notice and Agreement of Exercise shall set forth the agreement of the Employee that (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act of 1933, as amended (the "Securities Act") or any other applicable federal or state securities laws, (b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions, (c) the Company may comply with said securities law restrictions and issue "stop transfer" instructions to its Transfer Agent and Registrar without liability, (d) if the Employee is a Section 16 Reporting Person, the Employee will furnish to the Company a copy of each Form 4 or Form 5 filed by said Employee and will timely file all reports required under federal securities laws, and (e) the Employee will report all sales of Option Shares to the Company in writing on a form prescribed by the Company.

   2.4.3    No Stock Option shall be exercisable unless and until any applicable registration or qualification requirements of federal and state securities laws, and all other legal requirements, have been fully complied with. At no time shall the total number of securities issuable upon the exercise of all outstanding options under this Plan, and the total number of securities provided for under any bonus or similar plan or agreement of the Company exceed a number of securities which is equal to 30 percent (30%) of the then outstanding securities of the Company, unless a percentage higher than 30 percent (30%) is approved by at least a two-thirds of the outstanding securities entitled to vote. The Company will use reasonable efforts to maintain the effectiveness of a registration statement under the Securities Act (a "Registration Statement") for the issuance of Stock Options and shares acquired thereunder, but there may be times when no such Registration Statement will be currently effective. The exercise of Stock Options may be temporarily suspended without liability to the Company during times when no such Registration Statement is currently effective, or during times when, in the reasonable opinion of the Committee, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If any Stock Option would expire for any reason except the end of its term during such a suspension, then if exercise of such Stock Option is duly tendered before its expiration, such Stock Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any Registration Statement covering resales of Option Shares.

            2.5    Continuous Employment. Except as provided in Section 2.7 below, an Employee may not exercise a Stock Option unless from the date of grant to the date of exercise the Employee remains continuously in the employ of the Company (which shall be deemed to included Employees who are "leased" by the Company from a third party). For purposes of this Section 2.5, the period of continuous employment of an Employee with the Company shall be deemed to include (without extending the term of the Stock Option) any period during which the Employee is on leave of absence with the consent of the Company, provided that such leave of absence shall not exceed three months and that the Employee returns to the employ of the Company at the expiration of such leave of absence. If the Employee fails to return to the employ of the Company at the expiration of such leave of absence, the Employee’s employment with the Company shall be deemed terminated as of the date such leave of absence commenced. The continuous employment of an Employee with the Company shall also be deemed to include any period during which the Employee is a member of the Armed Forces of the United States, provided that the Employee returns to the employ of the Company within 90 days (or such longer period as may be prescribed by law) from the date the Employee first becomes entitled to a discharge from military service. If an Employee does not return to the employ of the Company within 90 days (or such longer period as may be prescribed by law) from the date the Employee first becomes entitled to a discharge from military service, the Employee’s employment with the Company shall be deemed to have terminated as of the date the Employee’s military service ended.

2.6    Restrictions on Transfer. Each Stock Option granted under this Plan shall be transferable only by will or the laws of descent and distribution. No interest of any Employee under this Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Each Stock Option granted under this Plan shall be exercisable during an Employee’s lifetime only by the Employee or by the Employee’s legal representative.

2.7    Termination of Employment.

   2.7.1    Upon an Employee’s Retirement, Disability (both terms being defined below) or death, (a) all Stock Options to the extent then presently exercisable shall remain in full force and effect and may be exercised pursuant to the provisions thereof, including expiration at the end of the fixed term thereof, and (b) unless otherwise provided by the Committee, all Stock Options to the extent not then presently exercisable by the Employee shall terminate as of the date of such termination of employment and shall not be exercisable thereafter. Unless employment is terminated for cause, as defined by applicable law, the right to exercise in the event of termination of employment, to the extent that the optionee is entitled to exercise on the date the employment, terminates at least six months from the date of termination if termination was caused by death or disability.

   2.7.2    Upon the termination of the employment of an Employee with the Company for any reason other than the reasons set forth in Section 2.7.1 hereof, (a) all Stock Options to the extent then presently exercisable by the Employee shall remain exercisable only for a period of 90 days after the date of such termination of employment (except that the 90 day period shall be extended to 12 months if the Employee shall die during such 90 day period), and may be exercised pursuant to the provisions thereof, including expiration at the end of the fixed term thereof, and (b) unless otherwise provided by the Committee, all Stock Options to the extent not then presently exercisable by the Employee shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.

   2.7.3    For purposes of this Plan:

   (a)        "Retirement" shall mean an Employee’s retirement from the employ of the Company on or after the date on which the Employee attains the age of 65 years; and

   (b)        "Disability" shall mean total and permanent incapacity of an Employee, due to physical impairment or legally established mental incompetence, to perform the usual duties of the Employee’s employment with the Company, which disability shall be determined (i) on medical evidence by a licensed physician designated by the Committee, or (ii) on evidence that the Employee has become entitled to receive primary benefits as a disabled employee under the Social Security Act in effect on the date of such disability.

3.    Provisions Relating To Awards.

3.1    Grant of Awards. Subject to the provisions of this Plan, the Committee shall have full and complete authority, in its discretion, but subject to the express provisions of this Plan, to (1) grant Awards pursuant to this Plan, (2) determine the number of shares of the Common Stock subject to each Award (the "Award Shares"), (3) determine the terms and conditions (which need not be identical) of each Award, including the consideration (if any) to be paid by the Employee for such the Common Stock, which may, in the Committee’s discretion, consist of the delivery of the Employee’s promissory note meeting the requirements of Section 2.4.1, (4) establish and modify performance criteria for Awards, and (5) make all of the determinations necessary or advisable with respect to Awards under this Plan. Each Award under this Plan shall consist of a grant of shares of the Common Stock subject to a restriction period (after which the restrictions shall lapse), which shall be a period commencing on the date the Award is granted and ending on such date as the Committee shall determine (the "Restriction Period"). The Committee may provide for the lapse of restrictions in installments, for acceleration of the lapse of restrictions upon the satisfaction of such performance or other criteria or upon the occurrence of such events as the Committee shall determine, and for the early expiration of the Restriction Period upon an Employee’s death, Disability or Retirement as defined in Section 2.7.3, or, following a Change of Control, upon termination of an Employee’s employment by the Company without "Cause" or by the Employee for "Good Reason," as those terms are defined herein. For purposes of this Plan:

               "Change of Control" shall be deemed to occur (a) on the date the Company first has actual knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) has become the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40 percent or more of the combined voting power of the Company’s then outstanding securities, or (b) on the date the stockholders of the Company approve (i) a merger of the Company with or into any other corporation in which the Company is not the surviving corporation or in which the Company survives as a subsidiary of another corporation, (ii) a consolidation of the Company with any other corporation, or (iii) the sale or disposition of all or substantially all of the Company’s assets or a plan of complete liquidation.

         "Cause," when used with reference to termination of the employment of an Employee by the Company for "Cause," shall mean:

    (a)    The Employee’s continuing willful and material breach of his duties to the Company after he receives a demand from the Chief Executive of the Company specifying the manner in which he has willfully and materially breached such duties, other than any such failure resulting from Disability of the Employee or his resignation for "Good Reason," as defined herein; or

    (b)    The conviction of the Employee of a felony; or

    (c)    The Employee’s commission of fraud in the course of his employment with the Company, such as embezzlement or other material and intentional violation of law against the Company; or

    (d)    The Employee’s gross misconduct causing material harm to the Company.

"Good Reason" shall mean any one or more of the following, occurring following or in connection with a Change of Control and within 90 days prior to the Employee’s resignation, unless the Employee shall have consented thereto in writing:

(a)    The assignment to the Employee of duties inconsistent with his executive status prior to the Change of Control or a substantive change in the officer or officers to whom he reports from the officer or officers to whom he reported immediately prior to the Change of Control; or

(b)    The elimination or reassignment of a majority of the duties and responsibilities that were assigned to the Employee immediately prior to the Change of Control; or

(c)    A reduction by the Company in the Employee’s annual base salary as in effect immediately prior to the Change of Control; or

(d)    The Company requiring the Employee to be based anywhere outside a 35-mile radius from his place of employment immediately prior to the Change of Control, except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to the Change of Control; or

(e)    The failure of the Company to grant the Employee a performance bonus reasonably equivalent to the same percentage of salary the Employee normally received prior to the Change of Control, given comparable performance by the Company and the Employee; or

(f)    The failure of the Company to obtain a satisfactory Assumption Agreement (as defined in Section 4.13 of this Plan) from a successor, or the failure of such successor to perform such Assumption Agreement.

3.2    Incentive Agreements. Each Award granted under this Plan shall be evidenced by a written agreement (an "Incentive Agreement") in a form approved by the Committee and executed by the Company and the Employee to whom the Award is granted. Each Incentive Agreement shall be subject to the terms and conditions of this Plan and other such terms and conditions as the Committee may specify.

3.3    Amendment, Modification and Waiver of Restrictions. The Committee may modify or amend any Award under this Plan or waive any restrictions or conditions applicable to the Award; provided, however, that the Committee may not undertake any such modifications, amendments or waivers if the effect thereof materially increases the benefits to any Employee, or adversely affects the rights of any Employee without his consent.

3.4    Terms and Conditions of Awards. Upon receipt of an Award of shares of the Common Stock under this Plan, even during the Restriction Period, an Employee shall be the holder of record of the shares and shall have all the rights of a stockholder with respect to such shares, subject to the terms and conditions of this Plan and the Award.

3.4.1    Except as otherwise provided in this Section 3.4, no shares of the Common Stock received pursuant to this Plan shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period applicable to such shares. Any purported disposition of such the Common Stock in violation of this Section 3.4 shall be null and void.

3.4.2    If an Employee’s employment with the Company terminates prior to the expiration of the Restriction Period for an Award, subject to any provisions of the Award with respect to the Employee’s death, Disability or Retirement, or Change of Control, all shares of the Common Stock subject to the Award shall be immediately forfeited by the Employee and reacquired by the Company, and the Employee shall have no further rights with respect to the Award. In the discretion of the Committee, an Incentive Agreement may provide that, upon the forfeiture by an Employee of Award Shares, the Company shall repay to the Employee the consideration (if any) which the Employee paid for the Award Shares on the grant of the Award. In the discretion of the Committee, an Incentive Agreement may also provide that such repayment shall include an interest factor on such consideration from the date of the grant of the Award to the date of such repayment.

3.4.3    The Committee may require under such terms and conditions as it deems appropriate or desirable that (a) the certificates for the Common Stock delivered under this Plan are to be held in custody by the Company or a person or institution designated by the Company until the Restriction Period expires, (b) such certificates shall bear a legend referring to the restrictions on the Common Stock pursuant to this Plan, and (c) the Employee shall have delivered to the Company a stock power endorsed in blank relating to the Common Stock.

4.Miscellaneous Provisions.

4.1    Adjustments Upon Change in Capitalization.

                4.1.1    The number and class of shares subject to each outstanding Stock Option, the Exercise Price thereof (but not the total price), the maximum number of Stock Options that may be granted under this Plan, the minimum number of shares as to which a Stock Option may be exercised at any one time, and the number and class of shares subject to each outstanding Award, shall be proportionately adjusted in the event of any increase in the number of the issued shares of the Common Stock which results from a split-up of shares, payment of a stock dividend or dividends exceeding a total of five percent for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to their terms), so that (a) upon exercise of the Stock Option, the Employee shall receive the number and class of shares the Employee would have received had the Employee been the holder of the number of shares of the Common Stock for which the Stock Option is being exercised upon the date of such change or increase in the number of issued shares of the Company, and (b) upon the lapse of restrictions of the Award Shares, the Employee shall receive the number and class of shares the Employee would have received if the restrictions on the Award Shares had lapsed on the date of such change or increase in the number of issued shares of the Company. Pursuant to Title 17, Chapter II, Part 230.416(a), notwithstanding anything contained in the Plan to cover the contrary, including any adjustments discussed in this Section 4.1.1, the number of Shares available under the Plan shall be anti-dilutive in the event of a reverse stock split by the Company, i.e. a reverse stock split by the Company shall not affect or result in any reduction in the number of Shares available under the Plan at the effective time of such reverse stock split(s).

                 4.1.2    Upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or in which the Company survives as a wholly-owned subsidiary of another corporation, or upon a sale of all or substantially all of the property of the Company to another corporation, or any dividend or distribution to stockholders of more than 10 percent of the Company’s assets, adequate adjustment or other provisions shall be made by the Company or other party to such transaction so that there shall remain and/or be substituted for the Option Shares and Award Shares provided for herein, the shares, securities or assets which would have been issuable or payable in respect of or in exchange for such Option Shares and Award Shares then remaining, as if the Employee had been the owner of such shares as of the applicable date. Any securities so substituted shall be subject to similar successive adjustments.

4.2    Withholding Taxes. The Company shall have the right at the time of exercise of any Stock Option, the grant of an Award, or the lapse of restrictions on Award Shares, to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise (the "Tax Liability"), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by any of the following means or a combination of such means, as determined by the Committee in its sole and absolute discretion in the particular case (1) by requiring the Employee to tender a cash payment to the Company, (2) by withholding from the Employee’s salary, (3) by withholding from the Option Shares which would otherwise be issuable upon exercise of the Stock Option, or from the Award Shares on their grant or date of lapse of restrictions, that number of Option Shares or Award Shares having an aggregate Fair Market Value (determined in the manner prescribed by Section 2.2) as of the date the withholding tax obligation arises in an amount which is equal to the Employee’s Tax Liability or (4) by any other method deemed appropriate by the Committee. Satisfaction of the Tax Liability of a Section 16 Reporting Person may be made by the method of payment specified in clause (3) above only if the following two conditions are satisfied:

   (a)    The withholding of Option Shares or Award Shares and the exercise of the related Stock Option occur at least six months and one day following the date of grant of such Stock Option or Award; and

   (b)    The withholding of Option Shares or Award Shares is made either (i) pursuant to an irrevocable election (the "Withholding Election") made by the Employee at least six months in advance of the withholding of Options Shares or Award Shares, or (ii) on a day within a 10-day "window period" beginning on the third business day following the date of release of the Company’s quarterly or annual summary statement of sales and earnings.

Anything herein to the contrary notwithstanding, a Withholding Election may be disapproved by the Committee at any time.

4.3    Relationship to Other Employee Benefit Plans. Stock Options and Awards granted hereunder shall not be deemed to be salary or other compensation to any Employee for purposes of any pension, thrift, profit-sharing, stock purchase or any other employee benefit plan now maintained or hereafter adopted by the Company.

4.4    Amendment and Termination. The Board of Directors may at any time suspend, amend or terminate this Plan. No amendment, except as provided in Section 3.3, or modification of this Plan may be adopted, except subject to stockholder approval, which would (1) materially increase the benefits accruing to the Employees under this Plan, (2) materially increase the number of securities which may be issued under this Plan (except for adjustments pursuant to Section 4.1 hereof), or (3) materially modify the requirements as to eligibility for participation in this Plan.

4.5    Successors in Interest. The provisions of this Plan and the actions of the Committee shall be binding upon all heirs, successors and assigns of the Company and of the Employees.

4.6    Other Documents.All documents prepared, executed or delivered in connection with this Plan (including, without limitation, Option Agreements and Incentive Agreements) shall be, in substance and form, as established and modified by the Committee; provided, however, that all such documents shall be subject in every respect to the provisions of this Plan, and in the event of any conflict between the terms of any such document and this Plan, the provisions of this Plan shall prevail.

4.7    Fairness of the Repurchase Price.In the event the Company repurchases securities upon termination of employment pursuant to this Plan, either: (a) the price will not be less than the fair market value of the securities to be repurchased on the date of termination of employment, and the right to repurchase will be exercised for cash or cancellation of purchase money indebtedness for the securities within ninety (90) days of termination of the employment (or in the case of securities issued upon exercise of option after the date of termination, within ninety (90) days after the date of the exercise), and the right terminates when the Company’s securities become publicly traded, or (b) Company will repurchase securities at the original purchase price, provided that the right to repurchase at the original purchase price lapses at the rate of at least 20 percent (20%) of the securities per year over five years from the date the option is granted (without respect to the date the option was exercised or became exercisable) and the right to repurchase must be exercised for cash or cancellation of purchase money indebtedness for the securities within ninety (90) days of termination of employment (or in the case of securities issued upon exercise of options after the date of termination, within ninety (90) days after the date of exercise).

4.8      No Obligation to Continue Employment. This Plan and the grants which might be made hereunder shall not impose any obligation on the Company to continue to employ any Employee. Moreover, no provision of this Plan or any document executed or delivered pursuant to this Plan shall be deemed modified in any way by any employment contract between an Employee (or other employee) and the Company.

4.9      Misconduct of an Employee. Notwithstanding any other provision of this Plan, if an Employee commits fraud or dishonesty toward the Company or wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company, or intentionally takes any other action materially inimical to the best interests of the Company, as determined by the Committee, in its sole and absolute discretion, the Employee shall forfeit all rights and benefits under this Plan.

4.10    Term of Plan. This Plan was adopted by the Board effective January 6, 2005. No Stock Options or Awards may be granted under this Plan after January 6 2015.

4.11    Governing Law. This Plan shall be construed in accordance with, and governed by, the laws of the State of Colorado.

4.12    Approval.This Plan must be approved by a majority of the outstanding securities entitled to vote within twelve (12) months before or after this Plan is adopted or the date the agreement in entered into. Any securities purchased before security holder approval is obtained must be rescinded if security holder approval is not obtained within twelve (12) months before or after this Plan is adopted or the date the agreement is entered into. Such securities shall not be counted in determining whether such approval is obtained.

4.13    Assumption Agreements. The Company will require each successor, (direct or indirect, whether by purchase, merger, consolidation or otherwise), to all or substantially all of the business or assets of the Company, prior to the consummation of each such transaction, to assume and agree to perform the terms and provisions remaining to be performed by the Company under each Incentive Agreement and Stock Option and to preserve the benefits to the Employees thereunder. Such assumption and agreement shall be set forth in a written agreement in form and substance satisfactory to the Committee (an "Assumption Agreement"), and shall include such adjustments, if any, in the application of the provisions of the Incentive Agreements and Stock Options and such additional provisions, if any, as the Committee shall require and approve, in order to preserve such benefits to the Employees. Without limiting the generality of the foregoing, the Committee may require an Assumption Agreement to include satisfactory undertakings by a successor:

    (a)    To provide liquidity to the Employees at the end of the Restriction Period applicable to the Common Stock awarded to them under this Plan, or on the exercise of Stock Options;

    (b)    If the succession occurs before the expiration of any period specified in the Incentive Agreements for satisfaction of performance criteria applicable to the Common Stock awarded thereunder, to refrain from interfering with the Company’s ability to satisfy such performance criteria or to agree to modify such performance criteria and/or waive any criteria that cannot be satisfied as a result of the succession;

    (c)    To require any future successor to enter into an Assumption Agreement; and

    (d)    To take or refrain from taking such other actions as the Committee may require and approve, in its discretion.

The Committee referred to in this Section 4.13 is the Committee appointed by a Board of Directors in office prior to the succession then under consideration.

4.14    Compliance with Rule 16b-3. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent that any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

4.15    Information to Stockholders. The Company shall furnish to each of its stockholders financial statements of the Company at least annually.

IN WITNESS WHEREOF, this Plan has been executed effective as of January 6, 2005.

INFORM WORLDWIDE HOLDINGS, INC.

Date: January 6, 2005	By:	/s/ Randy W. Betts
Randy W. Betts
Title: Chief Executive Officer, Chief Financial Officer and Secretary